Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Declares Quarterly Common and Preferred Dividends

For Release November 20, 2024

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that its Board of Directors declared the following quarterly cash dividends for the fourth quarter of 2024, in each case to shareholders of record on December 13, 2024, payable on January 2, 2025:

•	A dividend of $0.09 per share on the Company’s outstanding shares of its common stock (NASDAQ:MBIN);

•	A dividend of $23.56 per share (equivalent to $0.59 per depositary share) on the Company’s outstanding shares of its Series B preferred stock (NASDAQ:MBINO), which was reset from 6% to 9.42% as of October 1, 2024;

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series C preferred stock (NASDAQ:MBINN);

•	A dividend of $20.625 per share (equivalent to $0.5156 per depositary share) on the Company’s outstanding shares of its 8.25% Series D preferred stock (NASDAQ:MBINM).

ABOUT MERCHANTS BANCORP

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that offers multi-family housing and healthcare facility financing and servicing; Mortgage Warehousing that offers mortgage warehouse financing; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $18.7 billion in assets and $12.9 billion in deposits as of September 30, 2024, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com